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Exhibit 99.1

July 17, 2002

TETRA TECH REPORTS THIRD QUARTER 2002 RESULTS

        Pasadena,California.    Tetra Tech, Inc. (NASDAQ: TTEK) today announced third quarter results for fiscal year 2002. Gross revenue for the quarter ended June 30, 2002 was $238.2 million, down 4.8% over gross revenue of $250.1 million for the same quarter last year. Net revenue for the quarter was $185.4 million, down 3.2% from $191.5 million for the same quarter last year. Operating income for the third quarter of 2002 was $14.0 million, or 38.4% less than the $22.8 million for the same period last year. Net income decreased 35.2%, to $8.1 million, compared to $12.5 million a year ago. Diluted earnings per share decreased 36.1% to 15 cents from 23 cents for the previous year.

        The results reported above, for the third quarter of fiscal year 2001, exclude a charge of $38.3 million relating to Metricom's filing for protection under Chapter 11 of the U.S. Bankruptcy Code and the favorable impact of $7.0 million in income tax credits for prior years, both of which were previously announced. The net loss for the third quarter of fiscal year 2001 including the charge and tax credits was $3.8 million or 7 cents per share.

        For the nine-month period, gross revenue was $717.3 million, up 0.5% over gross revenue of $713.8 million for the same period last year. Net revenue for the nine months was $548.4 million, an increase of 1.9% from $538.3 million for the same period last year. Operating income for the nine months was $45.0 million, or 26.6% less than the $61.3 million for the same period last year. Net income for the nine-month period decreased 23.7%, to $24.7 million, compared to $32.4 million for the same period last year. Diluted earnings per share for the nine months decreased 25.3% to 45 cents compared to 60 cents last year. The results for the nine months exclude the charge relating to Metricom's bankruptcy filing and income tax credits. For the nine-month period of fiscal year 2001, including the charge and tax credits, net income was $16.1 million or 30 cents per share on a diluted basis.

Summary of Financial Results (excluding charge and tax credits)(1)

	Third Quarter Ended		Nine Months Ended
	June 30, 2002	July 1, 2001	June 30, 2002	July 1, 2001
Gross Revenue	$238,171,000	$250,124,000	$717,327,000	$713,769,000
Net Revenue	185,436,000	191,548,000	548,398,000	538,344,000
Operating Income	14,036,000	22,780,000	45,005,000	61,291,000
Net Income	8,100,000	12,507,000	24,745,000	32,410,000
EPS-Basic	0.15	0.24	0.47	0.64
EPS-Diluted	0.15	0.23	0.45	0.60
Basic Shares Outstanding	52,976,000	51,233,000	52,589,000	50,568,000
Diluted Shares Outstanding	55,201,000	54,438,000	55,126,000	53,932,000

(1)
Results for the quarter and nine months ended July 1, 2001 are before the charge of $38.3 million relating to Metricom's bankruptcy filing and $7.0 million in income tax credits for prior years.

Business Outlook

        The following statements are based on current expectations. These statements are forward-looking and the actual results could differ materially. These statements do not include the potential impact of material corporate transactions which may be completed after the date of this release. The Business Outlook section should be read in conjunction with the information on "Forward-Looking Statements" at the end of this release.

        Tetra Tech expects earnings per share for the fourth quarter 2002 to be approximately 17 cents. Net revenue for the fourth quarter is expected to range from approximately $190 million to $205 million.

About Tetra Tech (www.tetratech.com)

        Tetra Tech is a leading provider of specialized management consulting and technical services in three principal business areas: resource management, infrastructure and communications. The Company's clients include a diverse base of public and private sector organizations served by more than 7,000 employees located in the United States and internationally.

        Investors will have the opportunity to access a live audio-visual webcast concerning the third quarter results through a link posted on the Company's web site at www.tetratech.com on July 18, 2002 at 8:00 a.m. (PDT).

        CONTACT: Li-San Hwang, CEO or Mike Bieber, Investor Relations at 626/351-4664

        This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning Tetra Tech's fiscal 2002 financial and business prospects. The statements, which represent Tetra Tech's expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. These include risks associated with its acquisition strategy; fluctuations in its quarterly operating results and stock price; the impact of downturns in the financial markets on its clients; management of its growth strategy; credit risks associated with commercial clients; the consolidation of its client base; loss of key personnel or its inability to attract and retain qualified personnel; changes in existing laws and regulations; concentration of revenues from agencies of the Federal government and reductions in spending by these agencies; audits of its contracts with governmental agencies; losses under fixed-price contracts or termination of contracts at the client's discretion; backlog cancellation or adjustment; inability to find qualified subcontractors; competition in its industry; risks of professional and other liabilities; conflict of interest issues; foreign currency fluctuations; and other uncertainties or risks reported from time to time in Tetra Tech's reports to the Securities and Exchange Commission, including those under the heading "Risk Factors" in its Form 10-K for the fiscal year ended September 30, 2001 and its Form 10-Qs for the fiscal quarters ended December 30, 2001 and March 31, 2002. Tetra Tech undertakes no duty to update the Forward-Looking Statements.

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  Exhibit 99.1
TETRA TECH REPORTS THIRD QUARTER 2002 RESULTS